EXHIBIT 99.1

PRESS RELEASE OF NORTHWEST BANCSHARES, INC.

FOR IMMEDIATE RELEASE

Contact:  Melanie Clabaugh
814.728.7328
mclabaugh@nwbcorp.com
www.northwestsavingsbank.com

Northwest Acquires B.J. Petruso Agency

WARREN, PENNSYLVANIA, JANUARY 12, 2015— Northwest Savings Bank announced the acquisition of B.J. Petruso Agency, a property and casualty and life insurance firm located in Meadville, Pennsylvania.  Serving all of northwestern Pennsylvania, the Petruso Agency offers a full-line of personal and business insurance products and services and has an extensive list of manufacturing, nonprofit, education, municipal, service industry and professional clients.

In making the announcement, Douglas H. Bert, president, Northwest Insurance Services, said, “We are extremely excited to welcome the Petruso Agency and its clients to the Northwest family. This new addition will expand our coverage in northwestern Pennsylvania and give our customers another local point of contact.”  Mr. Bert added, “The fundamental missions of our two companies are well-aligned, with a focus on loyalty, trust and the individual needs of our customers.”

Dan Petruso, former owner of the agency, will remain as vice president of Northwest Insurance Services.

“We are honored to affiliate with Northwest and are happy to continue to serve our valued clients in Meadville and the surrounding area,” said Mr. Petruso.  “Operating within the Northwest network, we will be able to improve customer service and access to an expanded list of carriers and markets.  We will also be able to connect clients to additional products and services, including investment management and trust, employee benefits, retirement services and personal and business banking and loans.”

The B.J. Petruso Agency will continue to operate from its location, 568 Washington Street, Meadville, Pennsylvania.

Founded in 1896, Northwest Savings Bank is a full-service financial institution offering a complete line of business and personal banking products, employee benefits and investment management services, as well as the fulfillment of business and personal insurance needs. Northwest operates 162 community banking offices in Pennsylvania, New York, Ohio and Maryland and 51 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company.  Northwest Bancshares, Inc.’s common stock is listed on the NASDAQ Global Select Market (“NWBI”).  More information about Northwest Bancshares, Inc. and Northwest Savings Bank can be found online at www.northwestsavingsbank.com.

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